Exhibit 99.1

Press Contact: W. Don Cornwell

Analyst Contact: Larry Wills

Telephone: 212/826-2530

FOR IMMEDIATE RELEASE

Granite Broadcasting Corporation to Sell
San Francisco and Detroit Stations

NEW YORK, May 2, 2006 — Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today that it has entered into definitive agreements to sell its television stations KBWB, Channel 20 in San Francisco, California and WDWB, Channel 20 in Detroit, Michigan to DS Audible San Francisco, LLC and DS Audible Detroit, LLC, respectively. In consideration for the sale of the stations as well as for covenants not to compete in each of the San Francisco and Detroit markets, Granite will receive $150 million in cash, before closing and other adjustments.

The transaction, which is subject to FCC approval, the restructuring of certain programming obligations, and customary closing conditions, is expected to close in the second quarter of 2006. It is anticipated that approximately $45 million of the net proceeds from the transaction will be used to fund the Company’s previously announced purchase of WBNG, Channel 12, the CBS-affiliated television station serving Binghamton and Elmira, New York. Approximately $25 million of the net proceeds would be available for general corporate purposes, and the remainder for potential expansion opportunities and/or the repayment of debt.

Commenting on today’s announcement, W. Don Cornwell, Chief Executive Officer of Granite Broadcasting Corporation, said, “This transaction is another significant step in the execution of our strategic plan to realign our asset mix and substantially strengthen our capital structure. It positively impacts our cash flow generation and provides us with the financial flexibility to capitalize on our core strength of operating news-oriented, Big Three affiliated stations in the nation’s mid-sized markets.

“With today’s announcement as well as the Malara transaction and our on-going cost saving initiatives, we have improved our competitive and financial position. In addition, the pending acquisition of WBNG, our third station in upstate New York and the leading news provider in its market, will significantly strengthen our station group. We are actively seeking new opportunities to leverage our management expertise and station footprint. In addition, we also continue to work with our financial advisors, Houlihan Lokey Howard & Zukin, to evaluate our strategic options including financing and capital restructuring alternatives.

“We would like to thank our employees at both stations for their hard work and dedication to their viewers. Under the ownership of DS Audible, we believe the stations will continue to play an active role in their communities and be in a strong position to tap the growth in these markets.”

The agreements with AM Broadcasting KBWB, Inc. and AM Broadcasting WDWB, Inc., wholly-owned subsidiaries of AM Media Holdings, LLC, an affiliate of ACON Investments, LLC, to acquire KBWB and WDWB have been terminated.

DS Audible San Francisco, LLC and DS Audible Detroit, LLC are special purpose entities created by affiliates of the investment firms of Canyon Capital Advisors, LLC, D.B. Zwirn & Co., L.P., Fortress Investment Group and Ramius Capital Group. The investment group was advised by CIBC World Markets and the Minority Media and Telecommunications Council.

Granite Broadcasting Corporation owns and operates, or provides programming, sales and other services to 20 channels in the following 8 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Fort Wayne, Indiana; Peoria, Illinois; and Duluth, Minnesota-Superior, Wisconsin. The Company’s channel group includes affiliates of NBC, CBS, ABC, CW and My Network TV, and reaches approximately 6% of all U.S. television households.

Any statements that are included or incorporated by reference in this press release or that are otherwise attributable to Granite Broadcasting or persons acting on behalf of Granite Broadcasting, other than statements of historical fact, which address activities, events or developments that Granite Broadcasting expects or anticipates will or may occur in the future, including, without limitation, statements regarding expected financial performance; future capital expenditures; projected revenue growth or synergies resulting from acquisitions and other transactions; anticipated completion of sales of assets under contracts of sale; efforts to control or reduce costs; contingent liabilities; restructuring certain programming obligations; financing and restructuring efforts; expected competition; use of digital spectrum; and business strategy, are “forward-looking statements”-that is, statements related to future, not past, events that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “believe”, “project”, “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,”

“intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Although we believe such statements are based on reasonable assumptions, actual outcomes and results may differ materially from those projected. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations; local regulatory actions and conditions in the areas in which our stations operate; competition in the broadcast television markets we serve; our ability to obtain quality programming for our television stations; successful integration of television stations we acquire; pricing fluctuations in local and national advertising; changes in national and regional economies; changes in advertising trends and our advertisers’ financial condition; volatility in programming costs, industry consolidation, technological developments, and major world events; and those factors described in our most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements, whether as a result of new information, future developments or otherwise, and disclaim any obligation to do so.

SOURCE Granite Broadcasting Corporation

CONTACT: Press, W. Don Cornwell, or Analysts, Larry Wills, both of Granite

Broadcasting Corporation, +1-212-826-2530/